PUBLIC STORAGE, INC.
                    EXHIBIT 12 - STATEMENT RE: COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                        For the Year Ended December 31,
                                                   -------------------------------------------------------------------------
                                                      2006           2005            2004           2003            2002
                                                   ------------   -----------    ------------   ------------   -------------
                                                                            (Amounts in thousands)
Net income...................................       $ 314,026      $ 456,393      $ 366,213       $ 336,653      $ 318,738
   Add: Minority interest in income..........          31,883         32,651         49,913          43,703         44,087
   Less: Minority interest in income which do
     not have fixed charges..................         (16,014)       (15,161)       (17,099)        (13,610)       (14,307)
   Less: Equity in earnings of investments...         (11,895)       (24,883)       (22,564)        (24,966)       (29,888)
   Add: Cash distributions from investments..          17,699         23,112         20,961          17,754         19,496
   Less: Impact of discontinued operations...          (1,609)        (6,796)           255          (4,478)        10,562
                                                   ------------   -----------    ------------   ------------   -------------
Adjusted net income..........................         334,090        465,316        397,679         355,056        348,688
   Interest expense..........................          33,062          8,216            760           1,121          3,809
                                                   ------------   -----------    ------------   ------------   -------------
Total earnings available to cover fixed charges     $ 367,152      $ 473,532      $ 398,439       $ 356,177      $ 352,497
                                                   ============   ===========    ============   ============   =============
Total fixed charges - interest expense (a)...       $  35,778      $  11,036      $   4,377       $   7,131      $  10,322
                                                   ============   ===========    ============   ============   =============
Cumulative preferred stock dividends.........       $ 214,218      $ 173,017      $ 157,925       $ 146,196      $ 148,926
Preferred partnership unit distributions.....          19,055         16,147         30,423          26,906         26,906
Allocations pursuant to EITF Topic D-42......          31,493          8,412         10,787           7,120          6,888
                                                   ------------   -----------    ------------   ------------   -------------
Total preferred distributions................       $ 264,766      $ 197,576      $ 199,135       $ 180,222      $ 182,720
                                                   ============   ===========    ============   ============   =============
Total combined fixed charges and preferred
  stock distributions........................       $ 300,544      $ 208,612      $ 203,512       $ 187,353      $ 193,042
                                                   ============   ===========    ============   ============   =============
Ratio of earnings to fixed charges...........          10.26x         42.91x         91.03x          49.95x         34.15x
                                                   ============   ===========    ============   ============   =============
Ratio of earnings to combined fixed charges..           1.22x          2.27x          1.96x           1.90x          1.83x
                                                   ============   ===========    ============   ============   =============
SUPPLEMENTAL DISCLOSURE OF RATIO OF EARNINGS
--------------------------------------------
BEFORE INTEREST, TAXES, DEPRECIATION AND
-----------------------------------------
AMORTIZATION ("EBITDA") TO FIXED CHARGES:
-----------------------------------------
Net Income...................................       $ 314,026      $ 456,393      $ 366,213       $ 336,653      $ 318,738
Add - Depreciation and amortization (including
discontinued operations).....................         438,218        196,485        184,345         188,003        181,648
Less - Depreciation allocated to minority              (4,638)        (3,403)        (6,046)         (6,328)        (8,087)
interests....................................
Add - Depreciation included in equity in
  earnings of real estate entities...........          38,890         35,425         33,720          27,753         27,078
Add - Minority interest - preferred .........          19,055         17,021         32,486          26,906         26,906
Add - Interest expense ......................          33,062          8,216            760           1,121          3,809
                                                   ------------   -----------    ------------   ------------   -------------
EBITDA available to cover fixed charges (b)..       $ 838,613      $ 710,137      $ 611,478       $ 574,108      $ 550,092
                                                   ============   ===========    ============   ============   =============
Total fixed charges - interest expense (a)...       $  35,778      $  11,036      $   4,377       $   7,131      $  10,322
                                                   ============   ===========    ============   ============   =============

Preferred stock dividends....................       $ 214,218      $ 173,017       $157,925        $146,196      $ 148,926
Preferred partnership unit distributions.....          19,055         16,147         30,423          26,906         26,906
   Allocations pursuant to EITF Topic D-42...          31,493          8,412         10,787           7,120          6,888
                                                   ------------   -----------    ------------   ------------   -------------
Total preferred distributions................       $ 264,766      $ 197,576      $ 199,135       $ 180,222      $ 182,720
                                                   ============   ===========    ============   ============   =============
Total combined fixed charges and preferred
  stock distributions........................       $ 300,544      $ 208,612      $ 203,512       $ 187,353      $ 193,042
                                                   ============   ===========    ============   ============   =============
Ratio of EBITDA to fixed charges.............          23.44x         64.35x        139.70x          80.51x         53.29x
                                                   ============   ===========    ============   ============   =============
Ratio of EBITDA to combined fixed charges and
  preferred stock distributions..............           2.79x          3.40x          3.00x           3.06x          2.85x
                                                   ============   ===========    ============   ============   =============

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(a)  "Total fixed charges - interest  expense"  includes  interest  expense plus capitalized interest.

(b)  EBITDA  represents  earnings  prior  to  interest,   taxes,   depreciation,
     amortization,  gains on sale of real  estate  assets  and the impact of the application of EITF Topic D-42. This  supplemental  disclosure of EBITDA is
     included   because  we  believe  that   coverage   ratios   computed  on  a
     pre-depreciation  basis are a useful measure of our liquidity and financial analysts and other members of the investment  community  consider  coverage ratios for real estate companies on a pre-depreciation basis. EBITDA should not be used as an alternative to net income or cash flow from operations in evaluating our liquidity or operating results.

                                   Exhibit 12